Exhibit 99.1

Valassis Reports Record Revenues of $1.044 Billion for the Year, Up 13.9%

Fourth-Quarter Revenues Up 26.9%, Exceeds $300 Million

          LIVONIA, Mich., Feb. 22 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the fourth quarter and year ended Dec. 31, 2004.  Fourth-quarter revenues were up 26.9% from the fourth quarter of 2003 to record quarterly revenues of $302.3 million.  Fourth-quarter net earnings were $26.8 million, or $0.52 in earnings per share (EPS), including $1.8 million, net of tax, related to non-recurring items.  Full-year revenues were up 13.9% to $1,044.1 million with annual net earnings of $100.7 million, or $1.93 in EPS, including the non-recurring items which were equivalent to an increase in EPS of $0.04.  Without this gain, earnings for the year were $98.9 million, or $1.89 in EPS, exceeding the previously published EPS range of $1.73 to $1.85.

          “In 2004, we surpassed the milestone of $1 billion in revenue by diversifying our product portfolio, broadening our customer base and executing effective integrated solutions for our customers,” said Alan F. Schultz, Valassis Chairman, President and CEO.  “Our record revenues are a direct result of the continued implementation of our long-term growth strategy and strong performance from our talented employees.  We expect this positive momentum to continue into 2005.”

          Valassis will hold an investor call today to discuss its fourth-quarter results at 11 a.m. (EST).  The call-in number is (800) 218-0204.  The call will simulcast on the company’s Web site, at http://www.valassis.com , and replay through March 7, 2005 at (800) 405-2236, pass code 11014995.  This press release and the Webcast will be archived on the company’s Web site under “Investor.”

          FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended, Dec. 31				Twelve Months Ended, Dec. 31

	2004		2003	% Change	2004		2003		% Change

Total Revenues	$302.3		$238.3	26.9%	$1,044.1		$916.5		13.9%
Earnings Prior to Non-recurring Items	$25.0		$23.5	6.4%	$98.9		$106.2		-6.9%
Non-recurring Items	$1.8	(1)	$0.0	n/a	$1.8	(1)	$2.5	(2)	n/a
Net Earnings	$26.8		$23.5	14.4%	$100.7		$103.7		-2.9%
EPS, diluted	$0.52		$0.45	15.6%	$1.93		$1.98		-2.5%
EPS, Prior to Non-recurring Items, diluted(3)	$0.48		$0.45	6.7%	$1.89		$2.03		-6.9%

          (1) A $4.1 million insurance gain, net of tax, was realized due to the settlement of a property claim related to a fire at the Corby, England facility, partially offset by a $2.3 million, net of tax, write-off of a cost- basis Internet investment.

          (2) A $2.5 million refinance charge, net of tax, was incurred in May of 2003 related to the partial buy-back of the convertible debt issued in 2001.

          (3) EPS, prior to non-recurring items, is considered by management to be a better indicator of the company’s performance and is consistent with the information used to develop the earnings guidance shared with investors.

          Mass Products - Products that reach large markets at a low cost: Co-op free-standing insert (FSI) revenues for the fourth quarter were $117.1 million, up 6.4% due to strong industry unit growth.  FSI revenues for the year were $493.8 million, up 0.7%.  Management noted that unit growth in the co-op FSI industry was in the mid-single digits for the year, offsetting the reduction in co-op FSI pricing.  In regard to FSI pricing, management noted that the company will continue its strategy.  While results are presently inconclusive, management remains cautiously optimistic.  Run of press (ROP) revenues, generated from the brokering of advertising space on behalf of newspapers, were up in the fourth quarter from $13.3 million to $44.0 million year over year.  Revenues were up 106.9% for the year to $114.2 million, with 22% of this growth coming from incremental business and the balance of the revenue increase resulting from a change in fee structure for certain contracts.  Management noted the company outperformed its ROP objective of a 10% to 15% increase in operating profits for the year.

          Cluster Targeted Products - Products that reach neighborhoods based on geographic and demographic characteristics: Cluster Targeted product revenues increased 17.1% for the quarter to $93.2 million, and ended the year up 9.8% at $275.2 million.  The increase in revenues was attributed to continued growth in polybag advertising and preprinted inserts, as well as a rebound in customer product sampling.

          “By using customer segmentation to determine where our solutions offer maximum value, we have been able to measurably increase our polybag, preprinted inserts and sampling revenue across our customer base,” said Rob Mason, National Vice President of Retail & Services Sales.  “In addition, through the commitment of our manufacturing and operations group to maintain low-cost producer status, we have been able to improve margins by over 200 basis points for the year.”

          1 to 1 Products - Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail.  1 to 1 revenues increased 68.8% for the quarter to $18.9 million due to strong growth in the direct-mail category resulting from both organic growth and the acquisition of Catalina Marketing’s Direct Marketing Services (DMS) in September of 2004.  Full-year revenues were $61.8 million, up 59.3% from the prior year with $6.0 million of this revenue attributed to the acquisition of DMS.  This segment’s growth is primarily due to the company’s enhanced retail relationships and increased demand for frequent shopper card data-driven direct-mail programs.

          International & Services - Marketing services available in the United States and products and services in Canada, France, Germany, Italy, Mexico, Spain and the United Kingdom: International & Services is comprised of NCH Marketing Services, Inc. (NCH), Valassis Canada and Promotion Watch. International & Services revenues were up 21.3% to $29.1 million for the fourth quarter.  International & Services revenues for the year totaled $99.1 million, compared to $81.2 million in 2003.  Management noted that there was solid growth from Canada, Germany, Italy, Spain and the United Kingdom.

          Costs and Expenses
          FSI cost of goods sold was down slightly for the fourth quarter and relatively flat for the year on a cost per thousand (CPM) basis.  In 2004, the increase in the cost of FSI paper was offset by a lower CPM for media insertion due to the increase in average pages per book, and a reduction in printing cost.  Net interest expense was $1.4 million for the quarter and down 22.6% to $8.9 million for the year.  SG&A expense was up 15.2% to $37.9 million for the fourth quarter and up 10.7% to $133.1 million for the year due primarily to the acquisition of DMS, the full-year consolidation of NCH, increases in performance-based incentive plans and investments being made in future growth opportunities.

          Debt Position/Share Repurchase
          The company’s debt position, net of cash, was $85.6 million as of Dec. 31, 2004, ending the year with $188.1 million in cash.  The company repurchased 1,128,917 shares of its stock during the fourth quarter and 1,870,517 shares during the year.  The company plans to use 75% of free cash flow from operations in 2005 for share repurchase.

          Outlook
          In its October 21, 2004 third-quarter earnings release, the company provided full-year revenue and EPS guidance for 2005.  The company expects revenue to be up by a percentage in the mid-single digits in 2005, with EPS between $1.80 and $2.00.  Management is providing the following quarterly EPS projections for 2005:

Quarter	Projected EPS Range

1	$0.50 - $0.56
2	$0.45 - $0.51
3	$0.39 - $0.45
4	$0.44 - $0.50

          About Valassis
          Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada.  Valassis’ Connective Media(TM) portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services.  Valassis has been listed as one of Fortune magazine’s “Best Companies to Work For” for eight consecutive years.  Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For additional information, visit the company Web site at http://www.valassis.com .

          Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

	Dec. 31, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and cash equivalents	$188,080	$207,360
Accounts receivable	264,924	206,908
Inventories	27,616	20,992
Deferred income taxes	1,641	2,426
Other	18,922	18,937
Total current assets	501,183	456,623
Property, plant and equipment, at cost	227,765	214,434
Less accumulated depreciation	(134,276)	(127,559)
Net property, plant and equipment	93,489	86,875
Intangible assets	208,922	205,293
Less accumulated amortization	(74,125)	(73,831)
Net intangible assets	134,797	131,462
Investments and advances to investees	283	3,553
Deferred income taxes	2,412	6,935
Other assets	5,801	7,306
Total assets	$737,965	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

	Dec. 31, 2004	Dec. 31, 2003

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$—	$51,842
Accounts payable and accruals	283,589	245,639
Progress billings	31,806	51,694
Total current liabilities	315,395	349,175
Long-term debt	273,703	259,819
Other liabilities	8,361	7,701
Stockholders’ equity:
Common stock	631	631
Additional paid-in capital	25,996	34,902
Retained earnings	491,531	390,784
Treasury stock	(381,437)	(351,962)
Accumulated other comprehensive gain	3,785	1,704
Total stockholders’ equity	140,506	76,059
Total liabilities and stockholders’ equity	$737,965	$692,754

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Dec. 31, 2004	Quarter Ended Dec. 31, 2003	% Change

Revenue	$302,298	$238,299	+ 26.9%
Costs and expenses:
Costs of products sold	224,665	167,540	+ 34.1%
Selling, general and administrative and amortization	38,011	33,014	+ 15.1%
Write-off of investment	3,553	—
Total costs and expenses	266,229	200,554	+ 32.7%
Earnings from operations	36,069	37,745	- 4.4%
Other expenses and income:
Interest expense	2,772	3,244	- 14.5%
Other (income) and expenses	(7,838)	(1,959)	+ 300.1%
Total other expenses and (income)	(5,066)	1,285	- 494.2%
Earnings before income taxes	41,135	36,460	+ 12.8%
Income taxes	14,286	13,000	+ 9.9%
Net earnings	$26,849	$23,460	+ 14.4%
Net earnings per common share, diluted	$0.52	$0.45	+ 15.6%
Weighted average shares outstanding, diluted	51,853	52,327	- 0.9%
Supplementary Data
Amortization	$139	$48
Depreciation	4,579	3,683
Capital expenditures	8,574	2,013

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	12 Months Ended Dec. 31, 2004	12 Months Ended Dec. 31, 2003	% Change

Revenue	$1,044,069	$916,520	+ 13.9%
Costs and expenses:
Costs of products sold	748,075	619,927	+ 20.7%
Selling, general and administrative and amortization	133,374	120,455	+ 10.7%
Write-off of investment	3,553	—
Total costs and expenses	885,002	740,382	+ 19.5%
Earnings from operations	159,067	176,138	- 9.7%
Other expenses and income:
Interest expense	11,362	13,134	- 13.5%
Refinancing charge	—	3,868
Other (income) and expenses	(9,100)	(3,697)	+ 146.1%
Total other expenses and (income)	2,262	13,305	- 83.0%
Earnings before income taxes	156,805	162,833	- 3.7%
Income taxes	56,058	59,125	- 5.2%
Net earnings	$100,747	$103,708	- 2.9%
Net earnings per common share, diluted	$1.93	$1.98	- 2.5%
Weighted average shares outstanding, diluted	52,214	52,269	- 0.1%
Supplementary Data
Amortization	$297	$210
Depreciation	15,224	14,663
Capital expenditures	18,941	18,274

SOURCE  Valassis
          -0-                              02/22/2005
          /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374,
Fax: +1-734-591-4503, lauderbacks@valassis.com /
          /Web site:  http://www.valassis.com /